Exhibit 3.1

CERTIFICATE OF RETIREMENT

OF

CLASS 1 COMMON STOCK

OF

TILRAY, INC.

Pursuant to Section 243(b)

of the General Corporation Law

of the State of Delaware

Tilray, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), HEREBY CERTIFIES as follows:

1. Article IV of the Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on December 12, 2019 and effective as of December 12, 2019 (the “Amended and Restated Certificate”) authorizes, among other things, the issuance of Seven Hundred Sixty Million (760,000,000) shares of capital stock, including Two Hundred Fifty Million (250,000,000) shares of Class 1 Common Stock, par value $0.0001 per share (the “Class 1 Common Stock”), Five Hundred Million (500,000,000) shares of Class 2 Common Stock, par value $0.0001 per share (the “Class 2 Common Stock”) and Ten Million (10,000,000) shares of undesignated Preferred Stock.

2. All outstanding shares of Class 1 Common Stock have been automatically converted (the “Conversion”) into shares of Class 2 Common Stock of the Company pursuant to the provisions of Article IV of the Amended and Restated Certificate.

3. Section D.5(a) of Article IV of the Amended and Restated Certificate provides that following the Conversion, the reissuance of all shares of Class 1 Common Stock shall be prohibited, and such shares shall be retired in accordance with Section 243 of the General Corporation Law of the State of Delaware (the “DGCL”) and the filing with the Secretary of State of the State of Delaware required thereby.

4. The Board of Directors of the Company has adopted resolutions retiring 16,666,667 shares of Class 1 Common Stock, constituting all of the shares of Class 1 Common Stock that were issued but not outstanding following the Conversion.

5. Accordingly, pursuant to the provisions of Section 243(b) of the DGCL, upon the filing of this Certificate of Retirement, the Amended and Restated Certificate shall be amended so as to (a) reduce the total authorized number of shares of the capital stock of the Company by 16,666,667, such that the total number of authorized shares of the Company shall be 743,333,333, and (b) reduce the authorized number of shares of Class 1 Common Stock by 16,666,667, such that the authorized number of shares of Class 1 Common Stock shall be 233,333,333.

IN WITNESS WHEREOF, Tilray, Inc. has caused this Certificate of Retirement to be signed by its duly authorized officer as of October 1, 2020.

TILRAY, INC.

/s/ Brendan Kennedy
Brendan Kennedy President and Chief Executive Officer